LP Building Solutions Reports Third Quarter 2025 Results and Reaffirms Siding Full-Year Adjusted EBITDA Guidance

NASHVILLE, Tenn. (November 5, 2025) – Louisiana-Pacific Corporation (LP) (NYSE: LPX), a leading manufacturer of high-performance building products, today reported its financial results for the three and nine months ended September 30, 2025.
Key Highlights for Third Quarter 2025, Compared to Third Quarter 2024
•Siding net sales increased by $22 million (5%) to $443 million
•Oriented Strand Board (OSB) net sales decreased by $74 million to $179 million
•Consolidated net sales decreased by $59 million to $663 million
•Net income was $9 million, a decrease of $82 million
•Net income per diluted share was $0.13 per diluted share, a decrease of $1.15 per diluted share
•Adjusted EBITDA(1) was $82 million, a decrease of $71 million
•Adjusted Diluted EPS(1) was $0.36 per diluted share, a decrease of $0.86 per diluted share
•Cash provided by operating activities was $89 million

(1) This is a non-GAAP financial measure. See “Use of Non-GAAP Information,” and “Reconciliation of Net Income to Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Income, and Non-GAAP Adjusted Diluted EPS" below for additional information regarding non-GAAP measures.
Capital Allocation Update
•Invested $84 million in capital expenditures during the third quarter 2025
•Paid $19 million in cash dividends during the third quarter 2025
•Total liquidity of $1.1 billion as of September 30, 2025

Outlook
LP is providing financial guidance for the fourth quarter of 2025 and full year 2025 as set forth in the table below. Guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth below under “Forward-Looking Statements.”

	Fourth Quarter 2025	Full-Year 2025
Siding Net Sales Year-Over-Year Growth	~$370 million (~3% growth)	~$1.68 billion (~8% growth)
Siding Adjusted EBITDA(2)	~$82 million (~22% margin(2)(3))	~$430 million (~26% margin(2)(3))
OSB Adjusted EBITDA(2)(4)	~$(45) million	~$0 million
Consolidated Adjusted EBITDA(2)(4)(5)	~$32 million	~$420 million
Capital Expenditures(6)		~$315 million
(2) This is a non-GAAP financial measure. Reconciliation of Siding Adjusted EBITDA, OSB Adjusted EBITDA, and consolidated Adjusted EBITDA guidance to the closest corresponding GAAP measure on a forward-looking basis is not available without unreasonable efforts. Our inability to reconcile these measures results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliation. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliation, such as loss on impairment attributed to LP, business exit credits and charges, product-line discontinuance charges, other operating credits and charges, net, loss on early debt extinguishment, investment income, and other non-operating items, that would be required to be included in the comparable forecasted U.S. GAAP measures. LP expects that these adjustments may potentially have a significant impact on future U.S. GAAP financial results.
(3) This is a non-GAAP financial measure and is calculated as Siding Adjusted EBITDA divided by net sales.
(4) The fourth quarter and full year OSB Adjusted EBITDA are based on the assumption that OSB prices published by Random Lengths remain unchanged from those published on October 31, 2025 (this is an assumption for modeling purposes and not a price forecast).
(5) For purposes of projecting consolidated Adjusted EBITDA, it has been assumed that LP South America does not fully offset Other by $(5)M and $(10)M in the fourth quarter and full year, respectively.
(6) Capital expenditures related to strategic growth and sustaining maintenance projects are expected to be approximately $125 million and $190 million, respectively, for full year 2025.

Third Quarter 2025 Highlights
Net sales for the third quarter of 2025 decreased by $59 million to $663 million compared to the prior-year period. Siding revenue increased by $22 million (or 5%), primarily due to 5% higher selling prices. OSB revenue decreased by $74 million, driven by a decline in prices.
Net income for the third quarter of 2025 decreased year over year by $82 million to $9 million ($0.13 per diluted share). The decline primarily reflects a $71 million decrease in Adjusted EBITDA, along with asset impairments of $13 million and an $8 million increase in stock compensation, partially offset by a $14 million reduction in tax provision. The year-over-year decrease in Adjusted EBITDA for the third quarter includes a $55 million impact from lower OSB prices, $5 million effect from lower OSB volumes, $12 million in selling, general and administrative expenses (SG&A), and $2 million in tariff expenses. These decreases were partially offset by an $18 million benefit from higher Siding selling prices.
First Nine Months of 2025 Highlights
Net sales for the first nine months of 2025 decreased year over year by $119 million to $2.1 billion. Siding revenue increased by $108 million (or 9%), due to 6% higher volumes and 3% higher selling prices. OSB revenue decreased by $221 million, driven by lower prices.
Net income for the first nine months of 2025 decreased year over year by $204 million to $154 million ($2.20 per diluted share). The decrease primarily reflects a $177 million decrease in Adjusted EBITDA, accompanied by $31 million of impairment charges, a $9 million increase in stock compensation, a $15 million increase in foreign currency loss, and the absence of $14 million in business exit credits recorded in 2024. These impacts were partially offset by a $62 million decrease in the provision for income taxes. The year-over-year decrease in Adjusted EBITDA includes a $199 million impact from lower OSB prices and volumes, $25 million of SG&A, $12 million of inventory valuation charges, and $7 million in tariff expenses primarily related to sales into Canada. These decreases were partially offset by a $70 million benefit from higher Siding sales volumes and selling prices.
Segment Results
Siding
The Siding segment serves diverse end markets with a broad product portfolio of engineered wood siding, trim, soffit, and fascia, including LP® SmartSide® Trim & Siding, LP® SmartSide® ExpertFinish® Trim & Siding, LP BuilderSeries® Lap Siding, and LP® Outdoor Building Solutions® (collectively referred to as Siding Solutions).
Segment sales and Adjusted EBITDA for this segment were as follows (dollar amounts in millions):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	% Change	2025	2024	% Change
Net sales	$443	$420	5%	$1,305	$1,196	9%
Adjusted EBITDA	117	123	(4)%	348	318	9%

	Three Months Ended September 30, 2025 versus 2024		Nine Months Ended September 30, 2025 versus 2024
	Average Net Selling Price	Unit Shipments	Average Net Selling Price	Unit Shipments
Siding Solutions	5%	—%	3%	6%

For the three and nine months ended September 30, 2025, Siding net sales increased year over year by $22 million and $108 million, respectively, reflecting higher selling prices. The nine-month increase also included a benefit from higher sales volume. Within the Siding segment, ExpertFinish® net sales increased by 31% and 24% for the three and nine months ended September 30, 2025, respectively, compared to the prior-year periods.
Adjusted EBITDA for the Siding segment decreased year over year by $6 million for the three months ended September 30, 2025, with improved pricing of $18 million more than offset by $13 million mill overhead and inventory absorption, $5 million of strategic investments in sales and marketing, $3 million of SG&A, and $2 million of tariff expenses. Adjusted EBITDA increased $30 million for the nine months ended September 30, 2025, compared to the prior-year period. This growth was driven by higher sales volume and higher selling prices of $70 million, partially offset by strategic investments in sales and marketing of $12 million, $13 million of mill overhead and inventory absorption, $7 million of tariff expenses, and $5 million of SG&A.
OSB
The OSB segment manufactures and distributes OSB structural panel products, including the innovative value-added OSB product portfolio known as LP® Structural Solutions (which includes LP® TechShield® Radiant Barrier Sheathing, LP WeatherLogic® Air & Water Barrier, LP Legacy® Premium Sub-Flooring, LP® FlameBlock® Fire-Rated Sheathing, and LP® TopNotch® 350 Durable Sub-Flooring) and LP® Oriented Strand Board.
Segment sales and Adjusted EBITDA for this segment were as follows (dollar amounts in millions):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	% Change	2025	2024	% Change
Net sales	$179	$253	(29)%	$696	$917	(24)%
Adjusted EBITDA	(27)	33	(182)%	46	249	(82)%

	Three Months Ended September 30, 2025 versus 2024		Nine Months Ended September 30, 2025 versus 2024
	Average Net Selling Price	Unit Shipments	Average Net Selling Price	Unit Shipments
OSB - Structural Solutions	(18)%	(6)%	(19)%	(5)%
OSB - commodity	(28)%	(13)%	(24)%	(2)%
For the three and nine months ended September 30, 2025, OSB net sales decreased year over year by $74 million and $221 million, respectively. These decreases were primarily driven by lower OSB prices and a decline in sales volume.
Adjusted EBITDA for the OSB segment for the same periods decreased year over year by $60 million and $203 million, respectively, also reflecting the impact of lower OSB prices and a decline in sales volume.
LPSA
The LPSA segment manufactures and distributes OSB structural panel and Siding Solutions products in South America and certain export markets. This segment also sells and distributes a variety of companion products to support the region’s transition to wood frame construction. The LPSA segment carries out manufacturing operations in Chile and Brazil and operates sales offices in Argentina, Brazil, Chile, Colombia, Mexico, Paraguay, and Peru.
Segment sales and Adjusted EBITDA for this segment were as follows (dollar amounts in millions):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	% Change	2025	2024	% Change
Net sales	$39	$47	(17)%	$134	$140	(4)%
Adjusted EBITDA	5	9	(50)%	25	29	(13)%
For the three and nine months ended September 30, 2025, net sales decreased year over year by $8 million and $6 million, respectively, primarily due to lower OSB prices.
For the three and nine months ended September 30, 2025, Adjusted EBITDA decreased by $5 million and $4 million year over year, respectively, primarily due to lower OSB prices.

Conference Call
LP will hold a conference call to discuss this release today at 11 a.m. Eastern Time (8 a.m. Pacific Time). Investors will have the opportunity to listen to the conference call live by going to investor.lpcorp.com. For those who cannot listen to the live broadcast, the recorded webcast and accompanying presentation will be available to the public by going to investor.lpcorp.com and clicking “Events” under the “News & Events” header.
About LP Building Solutions
As a leader in high-performance building solutions, Louisiana-Pacific Corporation (LP Building Solutions, NYSE: LPX) manufactures engineered wood products that meet the demands of builders, remodelers and homeowners worldwide. LP’s extensive portfolio of innovative and dependable products includes Siding Solutions (LP® SmartSide® Trim & Siding, LP® SmartSide® ExpertFinish® Trim & Siding, LP BuilderSeries® Lap Siding, and LP® Outdoor Building Solutions®), LP® Structural Solutions (LP® TechShield® Radiant Barrier Sheathing, LP WeatherLogic® Air & Water Barrier, LP Legacy® Premium Sub-Flooring, LP® FlameBlock® Fire-Rated Sheathing, and LP® TopNotch® 350 Durable Sub-Flooring) and LP® Oriented Strand Board. In addition to product solutions, LP provides industry-leading customer service and warranties. Since its founding in 1972, LP has been Building a Better World™ by helping customers construct beautiful, durable homes while shareholders build lasting value. Headquartered in Nashville, Tennessee, LP operates over 20 manufacturing facilities across the U.S., Canada, Chile, and Brazil. For more information, visit LPCorp.com.
Forward-Looking Statements
This news release contains statements concerning Louisiana-Pacific Corporation’s (LP) future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon the beliefs and assumptions of, and on information currently available to, our management; assumptions upon which such forward-looking statements are based are also forward-looking statements. Forward-looking statements can be identified by words such as “may,” “will,” “could,” “should,” “believe,” “expect,” “anticipate,” “assume,” “intend,” “plan,” “estimate,” “project,” “target,” “potential,” “continue,” “likely,” or “future,” as well as similar expressions, or the negative or other variations thereof. Forward-looking statements include other statements regarding matters that are not historical facts, including without limitation, plans for product development, forecasts of future costs and expenditures, possible outcomes of legal proceedings, capacity expansion and other growth initiatives, the adequacy of reserves for loss contingencies, and any statements regarding LP’s financial outlook. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: changes in governmental fiscal, trade, and monetary policies, including the imposition of higher or new tariffs, trade barriers, and levels of employment; changes in general and global economic conditions, including impacts from rising inflation, supply chain disruptions, new, ongoing, or escalated geopolitical or military conflicts or tensions including the conflict between Russia and Ukraine, the conflicts in the Middle East, tensions between the United States and China, and tensions between China and Taiwan; the commodity nature of a segment of our products and the prices for those products, which are determined in significant part by external factors such as total industry capacity and wider industry cycles affecting supply and demand trends; changes in the cost and availability of capital; changes in the cost and availability of financing for home mortgages; changes in the level of home construction and repair and remodel activity, including as a result of labor shortages; changes in competitive conditions and prices for our products; changes in the relationship between supply of and demand for building products; changes in the financial or business conditions of third-party wholesale distributors and dealers of building products; changes in prices and the relationship between the supply of and demand for raw materials, including wood fiber and resins, used in manufacturing our products; changes in the cost and availability of energy, primarily natural gas, electricity, and diesel fuel; changes in the cost and availability of transportation, including transportation services provided by third parties; our dependence on third-party vendors and suppliers for certain goods and services critical to our business; operational and financial impacts from manufacturing our products internationally; difficulties in the development, launch or production ramp-up of new products; our ability to attract and retain qualified executives, management and other key employees; the need to formulate and implement effective succession plans from time to time for key members of our management team; impacts from public health issues (including global pandemics) on the economy, demand for our products or our operations, including the actions and recommendations of governmental authorities to contain such public health issues; our ability to identify and successfully complete and integrate acquisitions, divestitures, joint ventures, capital investments and other corporate strategic transactions; unplanned interruptions to our manufacturing operations, such as explosions, fires, inclement weather, natural disasters, accidents, equipment failures, labor shortages or disruptions, transportation interruptions, supply interruptions, public health issues (including pandemics and quarantines), riots, civil insurrection or social unrest, looting, protests, strikes, and street demonstrations; changes in global or regional climate conditions, the impacts of climate change, and potential government policies adopted in response to such conditions; changes in other significant operating expenses; changes in currency values and exchange rates between the U.S. dollar and other currencies, particularly the Canadian dollar, Brazilian real, Chilean peso, and Argentine peso; changes in, and compliance with, general and industry-specific laws and regulations, including environmental and health and safety laws and regulations, the U.S. Foreign Corrupt Practices Act and anti-bribery laws, laws related to our international business operations, and changes in building codes and standards; changes in tax laws and interpretations thereof; changes in circumstances giving rise to environmental liabilities or expenditures; warranty costs exceeding our warranty reserves; challenges to or exploitation of our intellectual property or other proprietary information by our competitors or other third parties; the resolution of existing and future product-related litigation, environmental proceedings and remediation efforts, and other legal or environmental proceedings or matters; the effect of covenants and events of default contained in our debt instruments; the amount and timing of any repurchases of our common stock and the payment of dividends on our common stock, which will depend on market and business conditions and other considerations; cybersecurity events affecting our information technology systems or those of our third-party providers and the related costs and impact of any disruption on our business; and acts of public authorities, war, political or civil unrest, natural disasters, fire, floods, earthquakes, inclement weather, and other matters beyond our control.
For additional information about factors that could cause actual results, events, and circumstances to differ materially from those described in the forward-looking statements, please refer to LP’s filings with the Securities and Exchange Commission (SEC). We urge you to consider all of the risks, uncertainties, and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this news release. We cannot assure you that the results reflected in or implied by any forward-looking statement will be realized or even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on our operations or financial performance. The forward-looking statements made today are as of the date of this news release. Except as required by law, LP undertakes no obligation to update any such forward-looking statements to reflect new information, subsequent events, or circumstances.
Use of Non-GAAP Information
In evaluating our business, we utilize non-GAAP financial measures that fall within the meaning of SEC Regulation G and Regulation S-K Item 10(e), which we believe provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP financial measures do not have standardized definitions and are not defined by U.S. GAAP. In this press release, we disclose net income excluding interest expense, provision for income taxes, depreciation and amortization, stock-based compensation expense, loss on impairment attributed to LP, business exit credits and charges, product-line discontinuance charges, other operating credits and charges, net, loss on early debt extinguishment, investment income, pension settlement charges, other non-operating items, income from discontinued operations, net of income taxes, and net income attributed to noncontrolling interest, as Adjusted EBITDA (Adjusted EBITDA), which is a non-GAAP financial measure. We have included Adjusted EBITDA in this report because we view it as an important supplemental measure of our performance and believe that it is frequently used by interested persons in the evaluation of companies that have different financing and capital structures and/or tax rates. We also disclose net income excluding loss on impairment attributed to LP, business exit credits and charges, product-line discontinuance charges, interest expense outside of normal operations, other operating credits and charges, net, loss on early debt extinguishment, gain (loss) on acquisition, pension settlement charges, income from discontinued operations, net of income taxes, and net income attributed to noncontrolling interest, and adjusting for a normalized tax rate, as Adjusted Income (Adjusted Income), which is a non-GAAP financial measure. In addition, we disclose Adjusted Diluted EPS, which is calculated as Adjusted Income divided by diluted shares outstanding (Adjusted Diluted EPS). We believe that Adjusted Diluted EPS and Adjusted Income are useful measures for evaluating our ability to generate earnings and that providing these measures should allow interested persons to more readily compare the earnings for past and future periods. Reconciliations of Adjusted EBITDA, Adjusted Income, and Adjusted Diluted EPS to their most directly comparable U.S. GAAP financial measures, net income and net income per share of common stock - diluted, respectively, are presented below.
Adjusted EBITDA, Adjusted Income, and Adjusted Diluted EPS are not substitutes for the U.S. GAAP measures of net income and net income per share of common stock - diluted or for any other U.S. GAAP measures of operating performance. It should be noted that other companies may present similarly titled measures differently, and therefore, as presented by us, these measures may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA, Adjusted Income, and Adjusted Diluted EPS have material limitations as performance measures because they exclude items that are actually incurred or experienced in connection with the operation of our business.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net sales	$663	$722	$2,141	$2,261
Cost of sales	(534)	(530)	(1,637)	(1,591)
Gross profit	129	193	504	669
Selling, general, and administrative expenses	(95)	(75)	(250)	(215)
Loss on impairment	(13)	—	(31)	—
Other operating credits and charges, net	(2)	(1)	(6)	2
Income from operations	18	116	218	455
Interest expense	(4)	(4)	(11)	(12)
Investment income	5	6	12	17
Other non-operating income (expense)	(1)	(4)	(13)	2
Income before income taxes	18	113	207	462
Provision for income taxes	(9)	(23)	(54)	(117)
Equity in unconsolidated affiliate	—	—	1	12
Net income	$9	$90	$154	$358

Net income per share of common stock:
Basic	$0.13	$1.28	$2.20	$5.01
Diluted	$0.13	$1.28	$2.20	$5.00

Average shares of common stock used to compute net income per share:
Basic	70	70	70	71
Diluted	70	71	70	72

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(AMOUNTS IN MILLIONS)

	September 30, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$316	$340
Receivables, net	158	131
Inventories	357	357
Prepaid expenses and other current assets	31	27
Total current assets	862	855

Property, plant, and equipment, net	1,669	1,592
Timber and timberlands	25	29
Operating lease assets, net	23	25
Goodwill and other intangible assets	24	26
Investments in and advances to affiliates	17	17
Other assets	23	20
Deferred tax asset	6	4
Total assets	$2,649	$2,569

LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$280	$287
Income tax payable	14	11
Total current liabilities	294	299

Long-term debt	348	348
Deferred income taxes	166	145
Non-current operating lease liabilities	22	24
Contingency reserves, excluding current portion	26	27
Other long-term liabilities	55	57
Total liabilities	$910	$899

Stockholders’ equity:
Common stock	85	86
Additional paid-in capital	500	478
Retained earnings	1,649	1,615
Treasury stock	(386)	(386)
Accumulated comprehensive loss	(108)	(122)
Total stockholders’ equity	1,739	1,671
Total liabilities and stockholders’ equity	$2,649	$2,569

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(AMOUNTS IN MILLIONS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9	$90	$154	$358
Adjustments to net income:
Depreciation and amortization	36	31	106	93
Loss on impairment	13	—	31	—
Stock-based compensation expense	12	4	24	15
Deferred taxes	20	(5)	16	(1)
Foreign currency remeasurement and transaction loss (gain)	—	4	8	(2)
Other adjustments, net	9	—	12	(17)
Changes in assets and liabilities (net of acquisitions and divestitures):
Receivables	10	27	(26)	(6)
Inventories	6	2	(12)	4
Prepaid expenses and other current assets	(9)	—	(3)	(11)
Accounts payable and accrued liabilities	(3)	12	—	28
Income taxes payable, net of receivables	(15)	18	6	39
Net cash provided by operating activities	89	184	315	500
CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant, and equipment additions	(84)	(44)	(216)	(121)
Investment in affiliates	—	(17)	—	(17)
Other investing activities, net	—	—	—	16
Net cash used in investing activities	(83)	(61)	(216)	(122)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of cash dividends	(19)	(18)	(58)	(56)
Repurchase of common stock	—	(73)	(61)	(188)
Other financing activities	—	(4)	(5)	(8)
Net cash used in financing activities	(20)	(95)	(124)	(252)
EFFECT OF EXCHANGE RATE ON CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(2)	1	1	(2)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(16)	29	(23)	124
Cash, cash equivalents, and restricted cash at beginning of period	333	317	340	222
Cash, cash equivalents, and restricted cash at end of period	$316	$346	$316	$346

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS
The following tables present summary data relating to: (i) housing starts within the United States, (ii) our sales volumes, and (iii) our Overall Equipment Effectiveness (OEE) performance. We consider the following items to be key performance indicators for our business because LP’s management uses these metrics to evaluate our business and trends in our industry, measure our performance, and make strategic decisions. We believe that the key performance indicators presented may provide additional perspective and insights when analyzing our core operating performance. These key performance indicators should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the financial measures that were prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). These measures may not be comparable to similarly titled performance indicators used by other companies.
We monitor housing starts, which is a leading external indicator of residential construction in the United States that correlates with the demand for many of our products. We believe that this is a useful measure for evaluating our results and that providing this measure should allow interested persons to more readily compare our sales volume for past and future periods to an external indicator of product demand. Other companies may present housing start data differently, and therefore, as presented by us, our housing start data may not be comparable to similarly titled performance indicators reported by other companies.
The following table sets forth housing starts for the three and nine months ended September 30, 2025 and 2024 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Housing starts[1]:
Single-Family	249	260	742	782
Multi-Family	116	93	315	263
	364	353	1,057	1,045
1 Actual U.S. housing starts data, in thousands, reported by the U.S. Census Bureau as published through September 17, 2025. September 2025 housing starts have not yet been published by the U.S. Census Bureau, and therefore, we have calculated September housing starts as the average of July and August 2025 actual housing starts.
We monitor sales volumes for our products in our Siding, OSB, and LPSA segments, which we define as the amount of our products sold within the applicable period measured in million square feet (MMSF) on a standard 3/8" thickness basis. Evaluating sales volume by product type helps us identify and address changes in product demand, broad market factors that may affect our performance, and opportunities for future growth. It should be noted that other companies may present sales volume data differently, and therefore, as presented by us, sales volume data may not be comparable to similarly titled measures reported by other companies. We believe that sales volumes can be a useful measure for evaluating and understanding our business.
The following table sets forth sales volumes for the three and nine months ended September 30, 2025 and 2024 (in MMSF):

	Three Months Ended September 30, 2025				Three Months Ended September 30, 2024
Sales Volume	Siding	OSB	LPSA	Total	Siding	OSB	LPSA	Total
Siding Solutions	461	—	35	496	460	—	11	470
OSB - Structural Solutions	—	379	121	500	—	402	130	532
OSB - commodity	—	376	—	376	—	431	—	431

	Nine Months Ended September 30, 2025				Nine Months Ended September 30, 2024
Sales Volume	Siding	OSB	LPSA	Total	Siding	OSB	LPSA	Total
Siding Solutions	1,393	—	53	1,446	1,318	—	29	1,347
OSB - Structural Solutions	—	1,227	400	1,627	—	1,297	397	1,693
OSB - commodity	—	1,232	—	1,232	—	1,261	—	1,261

We measure OEE of each of our mills to track improvements in the utilization and productivity of our manufacturing assets. OEE is a composite metric that considers asset uptime (adjusted for capital project downtime and similar events), production rates, and finished product quality. We believe that when used in conjunction with other metrics, OEE can be a useful measure for evaluating our ability to generate profits, and that providing this measure should allow interested persons to monitor operational improvements. We use a best-in-class target across all LP sites that allows us to optimize capital investments, focus maintenance and reliability improvements, and improve overall equipment efficiency. It should be noted that other companies may present OEE data differently, and therefore, as presented by us, OEE data may not be comparable to similarly titled measures reported by other companies.
OEE for the three and nine months ended September 30, 2025 and 2024 for each of our segments is listed below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Siding	77%	77%	77%	78%
OSB	80%	78%	79%	78%
LPSA	72%	68%	69%	73%

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
SELECTED SEGMENT INFORMATION
(AMOUNTS IN MILLIONS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
NET SALES BY BUSINESS SEGMENT
Siding	$443	$420	$1,305	$1,196
OSB	179	253	696	917
LPSA	39	47	134	140
Other	2	2	6	7
Total Sales	$663	$722	$2,141	$2,261

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED EBITDA, NON-GAAP ADJUSTED INCOME, AND NON-GAAP ADJUSTED DILUTED EPS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net income	$9	$90	$154	$358
Add (deduct):
Provision for income taxes	9	23	54	117
Depreciation and amortization	36	31	106	93
Stock-based compensation expense	12	4	24	15
Loss on impairment	13	—	31	—
Other operating credits and charges, net	1	1	5	2
Business exit credits and charges	1	—	1	(14)
Interest expense	4	4	11	12
Investment income	(5)	(6)	(12)	(17)
Other non-operating items	1	4	13	(2)
Adjusted EBITDA	$82	$153	$386	$564
SEGMENT ADJUSTED EBITDA
Siding	$117	$123	$348	$318
OSB	(27)	33	46	249
LPSA	5	9	25	29
Other	(13)	(12)	(33)	(32)
Total Adjusted EBITDA	$82	$153	$386	$564

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net income per share of common stock - diluted	$0.13	$1.28	$2.20	$5.00

Net income	$9	$90	$154	$358
Add (deduct):
Loss on impairment	13	—	31	—
Other operating credits and charges, net	1	1	5	2
Business exit credits and charges	1	—	1	(14)
Reported tax provision	9	23	54	117
Adjusted income before tax	34	115	244	463
Normalized tax provision at 25%	(8)	(29)	(61)	(116)
Adjusted Income	$25	$86	$183	$347
Diluted shares outstanding	70	71	70	72
Adjusted Diluted EPS	$0.36	$1.22	$2.62	$4.84